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                                                                   Exhibit 10.38

MetLife, Inc.
---------------------------                                    [MetLife(R) LOGO]
Board of Directors

December 14, 2004

2005 AVIP             ON MOTION, it was resolved
Objectives

                         (a) That the measures to be used to determine performance results for establishing the total pool to be available for payment of awards under the MetLife Annual Variable Incentive Plan ("AVIP") for 2005 are approved substantially in form described in a memorandum dated December 6, 2004, a copy of which was provided each Director and filed with the records of the meeting; and

                         (b) That the Chief Executive Officer of the Company ("CEO") shall be eligible for an AVIP award for 2005 equal to one percent (1%) of the Company's net income excluding after-tax net investment gains and losses, excluding settlement payments on derivative instruments not qualifying for hedge accounting treatment, and the cumulative effective of a change in accounting, determined according to generally accepted accounting principles ("Net Operating Income"), subject to the maximum award limit under AVIP; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO under the formula applicable to other employees under AVIP; and

                         (c)      That each of the Company's other officers
                               subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16 Officers") shall be eligible for an AVIP award for 2005 equal to one-half of one percent (0.5%) of Net Operating Income, subject to the maximum award limit under AVIP; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including



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                               reducing the amount payable to zero) based on
                               such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO under the formula applicable to other employees under AVIP; and

                         (d) That if the Company's Net Operating Income is zero, neither the CEO nor any of the Section 16 Officers shall be eligible for any AVIP for 2005.